FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

From:

Sent: Wednesday, May 08, 2019 9:17 AM
To:
Cc:
Subject: GSMS 2019-GC39 -- Price Guidance (Public)(external)

GSMS 2019-GC39 -- Price Guidance (Public)(external)

$692.012mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC and Citigroup

Co-Manager: AmeriVet Securities and Drexel Hamilton

						Trgt
Class	Fitch/KBRA/Moody’s	Size($mm)	WAL(yr)	C/E	Guidance	$px
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.478	2.53	30.000%	S+33a	100-00
A-2	AAAsf/AAA(sf)/Aaa(sf)	122.528	4.78	30.000%	S+50a	103-00
A-3	AAAsf/AAA(sf)/Aaa(sf)	175.000	9.71	30.000%	A4-2bps	101-00
A-4	AAAsf/AAA(sf)/Aaa(sf)	209.062	9.84	30.000%	S+80-82	103-00
A-AB	AAAsf/AAA(sf)/Aaa(sf)	21.171	7.30	30.000%	S+67-69	103-00
A-S	AAAsf/AAA(sf)/Aa3(sf)	81.185	9.93	19.500%	S+107a	103-00
B	AA-sf/AA-(sf)/NR	35.761	9.96	14.875%	S+120a	103-00
C	A-sf/A-(sf)/NR	33.827	9.96	10.500%	S+160-170	100-00

Collateral Summary

Initial Pool Balance:	$802,541,712
Number of Mortgage Loans:	36
Number of Mortgaged Properties:	64
Average Cut-off Date Mortgage Loan Balance:	$22,292,825
Weighted Average Mortgage Interest Rate:	4.64848%
Weighted Average Remaining Term to Maturity Date/ARD (mos):	109
Weighted Average Remaining Amortization Term (mos):	353
Weighted Average Cut-off Date LTV Ratio:	55.5%
Weighted Average Maturity Date/ARD LTV Ratio:	52.1%
Weighted Average Underwritten DSCR Ratio:	2.16x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgage Loans with Mezzanine Debt:	7.5%
% of Mortgage Loans with Subordinate Debt:	17.8%
% of Mortgage Loans with Preferred Equity:	7.7%
% of Mortgaged Properties with Single Tenants:	29.9%

Property Type:	38.8% Office, 23.0% Retail, 10.9% Industrial,
10.0% Multifamily, 8.4% Hospitality,
7.3% Mixed Use 1.5% Self Storage

Top 5 States:	25.2% CA, 23.6% NY, 12.1% FL, 9.0% PA, 5.6% OH

Anticipated Timing

Anticipated Pricing:	Late Week of May 6th
Anticipated Closing:	Thurs, May 23rd

Preliminary Offering Materials

Preliminary Prospectus

Term Sheet

Annex A

Third Party Passwords

Bloomberg
Deal Name:	GSMS 2019-GC39
Password:	GS19GC39

Trepp
Deal Name:	GSMS 2019-GC39
Password:	GS19GC39

Intex
Deal Name:	GS219G39
Password:	kpp6bljvmbnp7rsn

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION). SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.